UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 17, 2009

ARUBA NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33347	02-0579097
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
1344 Crossman Ave.
Sunnyvale, CA 94089
(Address of principal executive offices, including zip code)
(408) 227-4500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Chief Operating Officer
     On August 17, 2009, Aruba Networks, Inc. (the “Company”) announced the appointment of Hitesh Sheth as Chief Operating Officer. Mr. Sheth’s employment commenced on August 14, 2009. The Company’s Board of Directors approved Mr. Sheth’s appointment on July 16, 2009.
     Mr. Sheth, 42, most recently served as Executive Vice President and General Manager — Ethernet Platform Business Group at Juniper Networks, Inc. since 2007. From 2005 to 2007, Mr. Sheth served as Vice President, Products — Service Layer Technologies, then Senior Vice President and General Manager — Service Layer Technologies at Juniper Networks. Prior to joining Juniper Networks, Mr. Sheth held various business development and management positions at Cisco Systems, Inc. from 1998 to 2005.
     Mr. Sheth has no family relationships with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer of the Company. Mr. Sheth is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
Compensatory Arrangements
     The terms of Mr. Sheth’s employment are set forth in the Company’s offer letter to Mr. Sheth dated July 16, 2009 (the “Offer Letter”). The Offer Letter provides that Mr. Sheth will be paid an annual base salary of $325,000 and will be eligible to participate in the benefit programs that are generally applicable to the Company’s executives. In addition, on or before September 1, 2009, the Company will recommend to the Compensation Committee of the Board of Directors that it establish and approve a target bonus of 125% of Mr. Sheth’s base salary paid in the Company’s common stock, which would be issued to Mr. Sheth upon the successful achievement of performance objectives to be recommended to the Compensation Committee by the Company’s Chief Executive Officer (the “Performance Shares”). To receive the Performance Shares, Mr. Sheth must remain employed with the Company through the end of fiscal year 2010.
     In addition, Mr. Sheth will receive the following equity grants under the Company’s 2007 Equity Incentive Plan:
(i)	An option to purchase 900,000 shares of the Company’s common stock at a per share purchase price equal to the fair market value a share of the Company’s common stock on the effective date of grant (the “Initial Grant”). Such option shall vest and become exercisable as to 25% of the shares subject to the option on the first anniversary of the effective date of grant, and the balance of the shares will vest in equal monthly installments over the following 36 months. Vesting shall be subject to Mr. Sheth’s continued employment with the Company.

(ii)	50,000 restricted stock units, which will vest after three (3) months of continuous service.
     Mr. Sheth’s employment is at-will, and either party may terminate his employment at any time. If, prior to a Change in Control or after 12 months following a Change in Control, Mr. Sheth’s employment with the Company is terminated other than for Cause, death or disability, then, subject to Mr. Sheth’s execution of a release of claims, Mr. Sheth will be entitled to continued payment of his base salary and benefits, as then in effect, for a period of six (6) months from the date of such termination.
     If Mr. Sheth’s employment is terminated as a result of an Involuntary Termination without Cause within 12 months following a Change in Control, then 50% of the shares subject to his Initial Grant will immediately vest and become exercisable. In addition, subject to Mr. Sheth’s execution of a release of claims, he will receive a lump sum severance payment equal to the greater of (A) 50% of his annual base salary as then in effect or (B) $162,500.
     The foregoing description of the Offer Letter is qualified in its entirety by reference to the Offer Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. Capitalized terms used herein without definition have the meanings given such terms in the Offer Letter.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1	Offer Letter to Hitesh Sheth, dated July 16, 2009

99.1	Press release dated August 17, 2009, titled “Aruba Networks Appoints Seasoned Industry Veteran as Chief Operating Officer”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARUBA NETWORKS, INC.
Date: August 17, 2009	By:	/s/ Alexa King
Alexa King
Vice President, Legal and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Offer Letter to Hitesh Sheth, dated July 16, 2009

99.1	Press release dated August 17, 2009, titled “Aruba Networks Appoints Seasoned Industry Veteran as Chief Operating Officer”